Exhibit 10.50
SETTLEMENT AGREEMENT
     This Settlement Agreement (“Settlement Agreement”) is entered into as of July 2, 2007 (the “Effective Date”) by and between Dr. Neal R. Cutler, an individual (“Cutler”), and Avanir Pharmaceuticals, a California corporation (“Avanir”), together with its affiliates and subsidiaries (Avanir and Cutler are each referred to as a “Party” or collectively as the “Parties”).
     WHEREAS, Cutler and Avanir are each party to that certain Unit Purchase Agreement by and between Avanir, Cutler and certain other parties listed therein, dated as of May 22, 2006 (the “Alamo Purchase Agreement”) relating to the sale of all outstanding ownership interests in Alamo Pharmaceuticals, LLC, a California limited liability company (“Alamo”), to Avanir;
     WHEREAS, unless separately defined within this Settlement Agreement or otherwise indicated, all capitalized terms used herein shall have the meaning given to such terms in the Alamo Purchase Agreement;
     WHEREAS, the consideration Avanir paid to acquire Alamo included three Buyer Notes in the aggregate principal amount of $25,075,000 issued at the closing of the transactions contemplated by the Alamo Purchase Agreement and an Alternate Contingent Note 1 in the aggregate principal amount of $2,000,000, issued subsequent to such closing;
     WHEREAS, Avanir may be required to issue an Alternate Contingent Note 2, subject to and in accordance with the terms of the Alamo Purchase Agreement (the Buyer Notes, Alternate Contingent Note 1 and Alternate Contingent Note 2 may be referred to collectively herein as the “Notes”);
     WHEREAS, Avanir is actively engaged in an effort to sell the business activities and operations of Avanir and its subsidiaries involving the development, formulation, testing, production, licensing, commercialization and distribution, including assets, inventory, contracts, permits and intellectual property associated therewith of: (i) FazaClo (the “FazaClo Business”), (ii) certain compounds that are not currently commercialized for the potential treatment of cardiovascular disease, (iii) Xenerex antibody technology and (iv) the orally active drug molecule AVP-13358 — Selective Cytokine Inhibitor currently in clinical trial; for purposes of this Agreement, “Business” means (a) the FazaClo Business and (b) if the aggregate cumulative Consideration (as defined below) with respect to the businesses described in clauses “(ii)”, "(iii)” and “(iv)” does not exceed $8 million in the aggregate for all such businesses, the businesses described in clauses “(ii)”, “(iii)” and “(iv)”, collectively, it being understood and agreed that if the Consideration with respect to such businesses exceeds $8,000,000 in the aggregate for all such businesses at any time, the term “Business” shall be limited to the FazaClo Business and shall not include such businesses for all purposes of this Settlement Agreement; for purposes of this Agreement, “Consideration” means with respect to any business (x) the amount of cash and the fair market value of non-cash consideration paid at the closing of the sale of such business and (y) the amount of cash and the fair market value of non-cash consideration paid within six months of such closing; and
     WHEREAS, the Parties wish to settle a dispute between them regarding whether a sale of the Business would cause the Notes to become due and payable (the “Dispute”).
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
     1. Payment to Cutler Upon Sale of the FazaClo Business. Upon the consummation of a sale of all or substantially all of the FazaClo Business by Avanir, either directly or through its subsidiaries, to any party that is not a wholly-owned subsidiary of Avanir, Avanir shall pay $11,000,000 to Cutler (the “Sale Payment”). The Sale Payment shall be made in immediately available funds pursuant to wire transfer instructions to be provided by Cutler.
     2. Effect of Sale Payment on Avanir Payment Obligations Under the Notes. Upon making the Sale Payment, the payment obligations set forth in the Notes shall be affected as follows:
     (a) Application of Sale Payment. The Sale Payment shall be applied first to reduce the outstanding principal of, and interest on, Buyer Note 1 until such note is paid in full, second to reduce the outstanding principal of, and interest on, Buyer Note 2 and thereafter to reduce the outstanding principal of, and interest on, the other Notes in an order to be specified by Avanir.
     (b) Credit Against Obligation To Make Financing Prepayments. Upon Avanir making the Sale Payment to Cutler (the date of such payment, the “Payment Date”), Avanir shall not be obligated to make any payment against the Notes in connection with Financing Transactions (as such term is defined in the Notes) consummated on or after the Payment Date until such time as Avanir and/or its subsidiaries shall have received aggregate net proceeds from all Financing Transactions consummated on and after the Payment Date of $55,000,000 (the “Financing Threshold”). Upon reaching the Financing Threshold, Avanir’s obligations to make payments against the Notes in connection with Financing Transactions (or a portion thereof to the extent net proceeds therefrom exceeds $55,000,000 in the case of the Financing Transaction that results in the Financing Threshold being exceeded) shall resume with respect to the net proceeds of Financing Transactions that are in excess of the Financing Threshold. Until the Financing Threshold has been achieved, promptly following the consummation of any Financing Transaction, Avanir shall provide Cutler with a report indicating the net proceeds that Avanir and/or any of its subsidiaries realized from the Financing Transaction at issue. Such notice(s) shall be sent to Cutler as set forth in Section 10.05 of the Alamo Purchase Agreement.

     (c) All Other Payment Obligations Under the Alamo Purchase Agreement Remain in Full Force and Effect. Except as expressly set forth in Sections 1, 2(a), 2(b) and 3 of this Settlement Agreement, all obligations set forth in the Alamo Purchase Agreement and the Notes shall remain in full force and effect and Cutler retains all rights that exist under the Alamo Purchase Agreement and the Notes.
     3. Conditional Waiver of Right To Full Payment Upon Sale of the Business. Conditioned upon Avanir making the Sale Payment, Cutler on his own behalf and on behalf of his predecessors, successors, assigns and Affiliates (as such term is defined below), hereby consents to a sale of the Business and waives any rights he or they may have to assert and further agrees that he and they will not assert, that a sale of the Business in one or a series of transactions, by itself, will cause the Notes to become due and payable or assert that any of the underlying bases that would result in the Notes becoming due and payable as a result of such sale have occurred as a result of such sale (this waiver shall be referred to hereafter as the “Limited Waiver and Agreement”). The Limited Waiver and Agreement applies only to a sale of the Business by itself in one or a series of transactions, and does not preclude Cutler from asserting that sales of other assets, before or contemporaneous with any sale of the Business constitutes a sale of substantially all of Avanir’s assets.
     4. Releases.
          (a) Each Party, on behalf of itself and on behalf of its predecessors, successors, assigns and persons or entities that control it or that are controlled by it (“Affiliates”), hereby generally release and forever discharge the other Party, and each of the other Party’s respective past and present agents, representatives, shareholders, officers, directors, managers, attorneys, employers, employees, servants, assigns, subsidiaries, divisions, affiliates, partners, partnerships, bonding companies, related companies, parent companies, immediate family members, spouses, insurers, and predecessor or successor companies, and the officers, directors, employees, agents, heirs, executors, administrators, and assigns of each of these, from any and all claims, demands, rights, suits, liens, obligations, damages, liabilities, and causes of action, known or unknown, suspected or unsuspected, from the beginning of time through the date this Settlement Agreement is fully executed, that arise out of, are connected with, relate to, or are incidental to the Dispute. The Parties acknowledge that they may hereafter discover facts different from or in addition to those now known or believed to be true and agree that this Settlement Agreement shall remain in full force and effect, notwithstanding the potential existence of such different or additional facts.
          (b) The Parties acknowledge that they have been advised regarding the effect of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE,

     WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
          The Parties having been so advised, agree that the provisions of California Civil Code section 1542 and all similar federal or state laws, rights, rules and legal principles of any other jurisdiction or political subdivision which may be applicable hereto, to the extent they apply to any of the matters relating to the Dispute released herein, ARE KNOWINGLY AND VOLUNTARILY WAIVED AND RELINQUISHED BY THE PARTIES, in each and every capacity, to the fullest extent possible, and the Parties FURTHER AGREE AND ACKNOWLEDGE that this waiver is an essential term of the releases set forth in this Agreement, without which the other Party would not have entered into this Agreement.
          (c) Each Party hereby agrees to indemnify the other Party, and defend and hold the other Party harmless, from and against any liability, loss, cost, and expense whatsoever (including attorneys’ fees) incurred as a direct or indirect result of any lawsuit or other proceeding commenced on any claim released pursuant to this Agreement.
     5. Limitation. Notwithstanding anything to the contrary herein, the Limited Waiver and Agreement set forth in Section 3 and the release set forth in Section 4 shall be null and void if both (i) a sale of all or substantially all of the FazaClo Business shall not have occurred prior to the 12-month anniversary of the date hereof and (ii) at the time of any sale of all or substantially all of the FazaClo Business, there has been a material diminution in the value of Avanir’s assets not primarily used in the FazaClo Business from the value of such assets as of the date hereof.
     6. Assignment. Neither this Settlement Agreement nor any of the rights or obligations hereunder may be assigned by a Party to any third party unless specifically agreed to in writing by the other Party.
     7. Waiver. The failure or delay by any Party to exercise any rights under this Settlement Agreement shall not operate as a waiver of any rights under this Settlement Agreement. The Parties may affirmatively waive rights under this Settlement Agreement, but to be effective, such waiver must be in writing and signed by the Party to be bound thereby.
     8. Governing Law. This Settlement Agreement and any claim or controversy arising out of or relating to this Settlement Agreement, shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the State of California.
     9. Currency. All payments made pursuant to this Settlement Agreement shall be in U.S. dollars.

     10. Cumulative Remedies. All rights and remedies of either Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     11. Representation by Counsel. The Parties hereto acknowledge that they are each represented by counsel of their choice and that have had adequate opportunity to consult with counsel prior to signing this Settlement Agreement. The Parties have carefully reviewed the terms of this Settlement Agreement and fully understand its contents. The Parties agree that this Settlement Agreement shall be treated as having been drafted by both Parties, with no presumption or interpretation against either Party as the drafter of this Settlement Agreement.
     12. Representations and Warranties. Each of the Parties represents, warrants, and agrees as follows:
          (a) Such Party has all requisite power and authority to enter into this Settlement Agreement and to perform its obligations hereunder.
          (b) All action on the part of such Party necessary for the authorization, execution and delivery of this Settlement Agreement and the consummation of the transactions contemplated hereby, have been duly taken. This Settlement Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
          (c) There has been no assignment or other transfer of any interest in any Claims which such Party has or may have had against the other, or any of them.
          (d) Such Party has received prior independent legal advice from legal counsel of such Party’s choice with respect to the advisability of making the settlement provided for in this Settlement Agreement and with respect to the advisability of executing this Settlement Agreement. Such Party’s attorney has reviewed this Settlement Agreement at length and made any desired changes.
          (e) In executing this Settlement Agreement such Party has relied solely on the statements expressly set forth herein. Such Party further represents, warrants, and agrees that in executing this Agreement it has placed no reliance whatsoever on any statement, representation or promise of any other Party or any other person or entity, not expressly set forth herein, or upon the failure of any other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever.
          (f) Such Party has read this Settlement Agreement carefully, knows and understands the contents of this Settlement Agreement, and has made such investigation of the facts pertaining to the settlement and this Settlement Agreement as such Party deems necessary or desirable.

          13. Settlement of Claims. The Parties acknowledge and covenant that this Settlement Agreement represents a settlement and compromise of disputed claims, and that by entering into this Settlement Agreement, no Party admits or acknowledges the existence of any liability or wrongdoing, all such liability or wrongdoing being expressly denied. No provision of this Settlement Agreement shall be construed as an admission or concession of any factual conclusion, status, or liability on the part of any Party or any liability or wrongdoing or of any preexisting liability or wrongdoing of any Party. The terms of this Settlement Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties.
     14. Confidentiality. The Parties agree that, unless required to be disclosed by law, strict confidentiality of the financial and other terms of this Settlement Agreement is of the essence. The Parties represent that prior to the execution of this Settlement Agreement, they have not disclosed the terms of content of this Settlement Agreement, including any monetary figures discussed by the Parties in settlement negotiations, to any person, organization, or entity other than legal counsel to such Party, accountants and tax or financial advisors to such Party or employees of such Party. Except as required by law or in any legal, administrative or regulatory proceeding, the parties shall maintain in strict confidence and shall not disclose to anyone the contents of this Settlement Agreement (including the consideration received hereunder) or publicly discuss any aspect of the dispute between the parties which led up to this Settlement Agreement or the nature of the dispute. Notwithstanding the foregoing, such information may be disclosed in a legal action or proceeding to approve, interpret, or enforce this Settlement Agreement; by order of a court of competent jurisdiction; and to the parties’ respective spouses, employees, accountants, tax or financial advisors, lenders, potential lenders, insurers, and with respect to such professionals only to the extent necessary to permit such individuals or entities to perform required tax, accounting, financial, legal, or administrative tasks or services, which individuals shall be directed to refrain from disclosing the information. The Parties may disclose, without providing any details of the terms of this Settlement Agreement, that this matter has settled.
     15. Attorneys’ Fees. In the event that a Party files an action or proceeding to enforce or interpret or for breach of this Agreement, the prevailing Party in that action or proceeding shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees).
     16. Execution and Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute a single instrument. The Parties agree that facsimile signatures shall be deemed effective as original signatures.

     IN WITNESS WHEREOF, each of the parties, individually or by its duly authorized representative, has entered into this Settlement Agreement as of the date first above written.

AVANIR PHARMACEUTICALS

/s/ Keith A. Katkin

By: Keith Katkin
Its: President and Chief Executive Officer

DR. NEAL R. CUTLER

/s/ Neal R. Cutler

[Signature Page to Settlement Agreement]